October 2009

Pricing Sheet dated October 9, 2009 relating to
Terms Supplement No. 119 dated September 24, 2009 to
Product Supplement No. 1 dated April 12, 2007 and
Prospectus Supplement and Prospectus dated February 5, 2007
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

Filed pursuant to Rule 433 Registration Statement No. 333-140456

EKSPORTFINANS ASA

$9,276,000.00     13.00%   Reverse Convertible Notes linked to Bank of New York Mellon Corporation, due April 15, 2010
$10,972,000.00     12.50%   Reverse Convertible Notes linked to Schlumberger Limited, due April 15, 2010

 This pricing sheet offers two separate RevCons, each relating to the common stock of a different underlying company. RevConsSM is a service mark of Morgan Stanley.

PRICING TERMS FOR ALL REVCONS – October 9, 2009
Issuer:	Eksportfinans ASA
Issue Price:	$1,000.00 per Reverse Convertible Note (the RevCons)
Redemption Amount:
  if the closing price per share of the applicable Reference Share quoted by the Relevant Exchange has not been at or below its Knock-In Level on any Trading Day from and including the Trading Day immediately following the Trade Date to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or if the Knock-In Level Trigger has occurred for a Reference Share, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if its Final Reference Level on the Determination Date is equal to or greater than its Initial Reference Level, as determined by the calculation agent in its sole discretion, or (b) a number of shares of the applicable Reference Share equal to its Share Redemption Amount (or, at our option, the cash value thereof), if its Final Reference Level on the Determination Date is less than its Initial Reference Level.

Interest Payment Dates

The interest payment dates for each RevCons offering are November 15, 2009, December 15, 2009, January 15, 2010, February 15, 2010, March 15, 2010 and the Maturity Date, provided that if an interest payment date is not a business day, interest will be paid on the next business day, and interest will not accrue from and after the scheduled interest payment date.

Knock-In Level:	The Knock-In Level specified for each RevCons offering is a percentage of the Initial Reference Level. See “Specific Terms for Each RevCons Offering – “ below.
Share Redemption Amount:	The face amount of the RevCon divided by its Initial Reference Level, subject to adjustments for corporate events.
Pricing date:	October 9, 2009
Original issue date:	October 15, 2009
Listing:	The RevCons will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Agent acting as:	Principal
SPECIFIC TERMS FOR EACH REVCONS OFFERING
Reference Shares:	Bank of New York Mellon Corporation (“BK”)	Schlumberger Limited (“SLB”)
Maturity date:	April 15, 2010	April 15, 2010
Interest rate:	13.00% per annum	12.50% per annum
Trigger level:	75.00%	75.00%
Determination date:	April 12, 2010	April 12, 2010
CUSIP:	282645SE1	282645SD3
ISIN:	US282645SE17	US282645SD34
Initial share price:	28.68	62.89
Knock-In Level:	21.510	47.1675
Share Redemption Amount:	34.8675	15.90078
Aggregate face amount:	$9,276,000.00	$10,972,000.00
Commissions and Issue Price:	Per BK RevCons	Total	Per SLB RevCons	Total
Price to public(1)	$1,000.00	$9,276,000.00	$1,000.00	$10,972,000.00
Agent’s commissions(1)(2)	$ 15.00	$ 139,140.00	$ 15.00	$ 164,580.00
Proceeds to company	$ 985.00	$9,136,860.00	$ 985.00	$10,807,420.00

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor. The lowest price payable by an investor is $995.00 per RevCons. Please see “Agent’s Commissions Information” on page TS-7 of the accompanying terms supplement no. 119 for further details.
(2)	For additional information, see “Supplemental plan of distribution” on page TS-14 in the accompanying terms supplement

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE TERMS SUPPLEMENT NO. 117 DESCRIBING THE OFFERING AND THE RELATED PRODUCT SUPPLEMENT NO. 1 AND PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Terms Supplement No. 119 dated September 24, 2009
Product Supplement No. 1 dated April 12, 2007	Prospectus Supplement and Prospectus dated February 5, 2007

EKSPORTFINANS ASA HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, FOR THE OFFERINGS TO WHICH THIS TERMS SUPPLEMENT RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS RELATING TO THESE OFFERINGS THAT EKSPORTFINANS ASA HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT EKSPORTFINANS ASA AND THESE OFFERINGS. YOU MAY GET THESE DOCUMENTS WITHOUT COST BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, EKSPORTFINANS ASA, ANY AGENT OR ANY DEALER PARTICIPATING IN THESE OFFERINGS WILL ARRANGE TO SEND YOU THE PROSPECTUS, EACH PROSPECTUS SUPPLEMENT, PRODUCT SUPPLEMENT NO. 1 AND THIS TERMS SUPPLEMENT IF YOU SO REQUEST BY CALLING TOLL-FREE 1-800-584-6837